EXHIBIT 10.23

LETTER AGREEMENT DATED JANUARY 18, 2002 BETWEEN
VIA NET.WORKS, INC. AND KARL MAIER

January 18, 2002

Mr. Karl Maier
1414 Elder Avenue
Boulder, Colorado 80304

Dear Karl:

I am pleased to confirm the terms of our offer for you to join VIA NET.WORKS as its Acting Chief Executive Officer. As we have discussed, your duties will entail spending time at VIA’s Reston Virginia Office and travel to VIA operations in Europe and Latin America. It is also expected that you will provide services from your office in Denver. You will start your employment on January 21, 2002, and it will continue for a minimum of three (3) months. We understand that this arrangement might continue for as long as six (6) months, after which (if it extends that long) it is anticipated that you will either continue on as a senior executive of VIA on a permanent basis on terms to be negotiated, the employment relationship arrangement will terminate, or we will renegotiate the terms under which you would continue on a temporary basis. Under no circumstances is this letter to be construed as a guarantee of continued employment for longer than three (3) months.

As Acting Chief Executive Officer, you will have overall responsibility for the day-to-day management of the Company and you will report to the Board of Directors. Your compensation package will include a base salary of $25,000 per month, less applicable withholdings for federal and state employment-related taxes. Concurrent with the start of your employment, VIA will make a one-time grant to you of qualified incentive stock options to purchase 100,000 shares of common stock, the shares to vest in three (3) equal amounts, provided you remain employed on the date of vesting, on the 30th, 60th, and 90th day of your employment; vesting will accelerate on a change of control of VIA, or if you are terminated without cause. The exercise price of the options will be their fair market value on the date of grant, and they will have a term of thirty-six (36) months from the date of grant. If you remain employed as Acting Chief Executive Officer or remain employed by VIA in a different executive capacity for longer than three (3) months, VIA shall grant to you additional qualified incentive stock options to purchase up to 10,000 shares of stock, fully vested, on each one-month anniversary of employment thereafter. As contemplated above, the terms of your employment, if it continues beyond six (6) months, will be negotiated in the future.

VIA also shall reimburse you for your temporary living expenses when not in Denver (hotel, or temporary apartment as appropriate, rental car, food and other miscellaneous expenses) while employed as its Acting Chief Executive Officer, and it will reimburse you for reasonable travel and other business expenses. Although, due to the expected temporary duration of this appointment, VIA will not pay to relocate your family to Virginia or another location to be determined, VIA will reconsider the issue in the future following the initial three (3) month period of your employment. As an employee of VIA, you shall be entitled to participate in VIA’s employee benefit plans on the same basis as other senior executives of VIA to the extent allowed by the plans themselves. You will also be entitled to indemnification as set forth in the Company’s Certificate of Incorporation and Bylaws, and to coverage under the Company’s director and officer liability insurance policies.

When you report to work, you will need to provide for our review documents necessary to establish employment eligibility verification as required by the Immigration and Naturalization Service. You will also be asked as a condition of employment to read and sign VIA’s standard Employee Confidentiality Agreement, and you will be expected to abide by all corporate policies affecting VIA employees, which are set forth in VIA’s Employee Handbook.

As you know, VIA currently is in an active search for a new Chief Executive Officer and we are thankful that you have agreed to step in on an interim basis. Of course, as this search continues, we will give due consideration to your interest in taking on the Chief Executive Officer position in other than an acting capacity. Finally, should you remain Acting Chief Executive Officer for longer than the maximum six (6) month period discussed above, we will negotiate with respect to the appropriate terms and conditions of that continued employment.

If the terms of this offer are acceptable, please sign in the space indicated below and return a fully executed offer letter to me.

Sin	cerely,

Ch	airman of the Board

SEEN AND AGREED:

Karl Maier

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